UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2008

DUKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina  28202-1904

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Section 409A Compliance

On August 26, 2008, Duke Energy Corporation (the “Company”) amended certain executive compensation arrangements for its named executive officers to make changes in connection with Section 409A of the Internal Revenue Code of 1986, as amended.  These amendments generally are technical in nature and affect the timing, but not the amount, of compensation that could be received by the named executive officers.  The more significant of these amendments are as follows:

•                  The Executive Savings Plan was amended, with respect to deferrals after 2004, to provide participants, including the Company’s named executive officers, with a transition election to receive a single payment of those deferrals in 2009.

•                  The Executive Cash Balance Plan was amended and restated, with respect to amounts earned and vested after 2004, to (i) impose a six-month delay on payments upon separation from service, and (ii) allow participants to make or change their payment form elections (i.e., lump sum or installments).

•                  Mr. James E. Rogers’ employment agreement and Deferred Compensation Agreement, as well as the Change in Control Agreements for Messrs. David L. Hauser, Marc E. Manly and James L. Turner, were amended to (i) impose a six-month delay on payments upon separation from service, (ii) with respect to the Change in Control Agreements and Mr. Rogers’ employment agreement, provide interest on any delayed payments, calculated at the applicable Federal rate, and (iii) with respect to the Change in Control Agreements, require that the amount of the potential severance benefits thereunder be contributed to a rabbi trust immediately prior to the occurrence of a change in control.

•                  The performance share and phantom share awards previously granted to the Company’s named executive officers were amended to (i) impose a six-month delay on payments upon separation from service, and (ii) with respect to awards that are deferred, provide the Company with the discretion to either require the participant to submit the tax withholding amount or reduce the participant’s deferred compensation account by applicable tax withholdings.

The foregoing description of the amendments is qualified in its entirety by reference to the full text of the plans and agreements, as amended, which are filed herewith as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7, and are incorporated herein by reference.

The Directors’ Savings Plan and outstanding phantom shares previously granted to the Company’s non-employee directors were also amended in connection with Section 409A and have been attached hereto as Exhibits 99.1 and 99.2

Termination of Executive Life Insurance Program

Messrs. Turner and Manly previously participated in the Cinergy Corp. Executive Life Insurance Program, which provided each with a benefit of $150,000 in the event of death while employed by the Company, and if either retired after attaining age 50 with five years of service, the benefit would have been paid in ten annual installments, each in the amount of $15,000.  The Company terminated this program with respect to Messrs. Turner and Manly effective August 26, 2008, such that no benefit will be provided to either individual under this program.

Security Program for Mr. Rogers

Due to the risks associated with his position and role with Duke Energy, and in response to a study performed by an independent security consultant, the Company will reimburse Mr. Rogers approximately $41,200 for the cost of certain upgrades to the security system at his personal residence.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

10.1	Amendment to Duke Energy Corporation Executive Savings Plan, effective as of August 26, 2008

10.2	Duke Energy Corporation Executive Cash Balance Plan, as Amended and Restated Effective August 26, 2008

10.3	Amendment to Employment Agreement with James E. Rogers, effective as of August 26, 2008

10.4	Form of Amended and Restated Change in Control Agreement, effective as of August 26, 2008

10.5	Amendment to Phantom Stock and Performance Awards with James E. Rogers, effective as of August 26, 2008

10.6	Amendment to Deferred Compensation Agreement with James E. Rogers, effective as of August 26, 2008

10.7	Amendment to Award Agreements pursuant to the Long-Term Incentive Plans (Employees), effective as of August 26, 2008

99.1	Amendment to Award Agreements pursuant to the Long-Term Incentive Plans (Directors), effective as of August 26, 2008

99.2	Amendment to Duke Energy Corporation Directors’ Savings Plan, effective as of August 26, 2008

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: September 2, 2008	By:	/s/Steven K. Young
	Name:	Steven K. Young
	Title:	Senior Vice President and Controller

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment to Duke Energy Corporation Executive Savings Plan, effective as of August 26, 2008

10.2	Duke Energy Corporation Executive Cash Balance Plan, as Amended and Restated Effective August 26, 2008

10.3	Amendment to Employment Agreement with James E. Rogers, effective as of August 26, 2008

10.4	Form of Amended and Restated Change in Control Agreement, effective as of August 26, 2008

10.5	Amendment to Phantom Stock and Performance Awards with James E. Rogers, effective as of August 26, 2008

10.6	Amendment to Deferred Compensation Agreement with James E. Rogers, effective as of August 26, 2008

10.7	Amendment to Award Agreements pursuant to the Long-Term Incentive Plans (Employees), effective as of August 26, 2008

99.1	Amendment to Award Agreements pursuant to the Long-Term Incentive Plans (Directors), effective as of August 26, 2008

99.2	Amendment to Duke Energy Corporation Directors’ Savings Plan, effective as of August 26, 2008